Exhibit 99.1(a)
First Quarter 2023 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation first quarter 2023 earnings prepared comments. The Celanese Corporation first quarter 2023 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
Today I am pleased to report first quarter 2023 adjusted earnings of $2.01 per share (inclusive of approximately $0.30 per share of Mobility & Materials (M&M) transaction amortization1). Our first quarter performance was driven by an approximately 25 percent sequential increase in the combined quarterly operating EBITDA generated by our Acetyl Chain (AC) and legacy Engineered Materials (EM)2 businesses and a nearly 60 percent increase in the quarterly M&M contribution3 to Celanese operating EBITDA. I thank our teams for starting 2023 by delivering a clear upward inflection in our earnings and a solid foundation for our growth across the year.
Over half of our first quarter earnings per share was delivered in March. This was largely due to an order book, as we described in mid-February, that showed meaningful demand improvement in Europe and Asia as well as a deceleration in destocking. Additionally, our teams successfully captured a number of
1 Calculated as intangible amortization from the M&M transaction divided by diluted weighted average shares outstanding
2 Excluding M&M operating EBITDA contribution
3 Compared against the fourth quarter contribution, inclusive of October unanticipated commercial opportunities at the very end of the quarter, which drove earnings beyond our original expectations. These unanticipated opportunities included:
•Unusually high demand for spot sales at the end of March across several products, including POM, nylon, acetate tow, and redispersible powders, of which our teams secured a significant share; and
•Accelerated buying patterns for certain products into automotive and medical at the end of March.
We were able to identify and capture these volume opportunities as a result of the commercial optionality we have built into our business models, the intimate participation we have with customers across a wide range of end-markets, and our reputation as a capable supplier. I also commend our teams for executing on our controllable actions to drive synergies, base business improvement, and productivity, which were critical in delivering a sequential lift in the first quarter.
In April we saw a sequential drop in volumes from March, due to the unanticipated commercial opportunities I described above, which did not repeat. Despite this, we expect slightly stronger sequential volume in the second quarter due to pockets of moderate underlying volume recovery as well as a more favorable backdrop to start the quarter than what we saw in January.
We saw material improvement in Europe and China demand at the end of the first quarter due to more favorable energy dynamics, a lifting of COVID lockdowns, and a diminishing destocking cycle. On the whole, while consumer activity appears to be improving further in these regions, the recovery in demand for durable goods has been modest.
Conditions in the Americas across the first quarter partially offset favorable trends in Europe and Asia. As described previously, we did not see any pullback in the demand in the Americas across the fourth quarter and throughout most of the first quarter. In addition to some underlying demand moderation for the U.S. in March, we started to see destocking which began later than the other regions and continues into the second quarter.
With this context on the recent demand backdrop, let me walk through our overarching objectives and the actions underway to drive further earnings growth in the second quarter and across 2023.

The Acetyl Chain generated first quarter adjusted EBIT of $316 million and operating EBITDA of $370 million at margins of 25 and 30 percent, respectively. Despite weaker sequential pricing dynamics, our AC team lifted these earnings metrics by approximately $75 million each over the prior quarter due to the successful reset in the earnings power of acetate tow, certain contract resets in VAM and EVA, and capture of sequential demand recovery.
In the first quarter, volume sold increased sequentially by 10 percent across the chain, led by recovery in Europe as well as improvement in Asia. Our team was nimble in exercising our unique product and geographic optionality as well as our supply chain capabilities to capture demand recovery where it was strongest. As an example, in the quarter we successfully supplied a greater than anticipated 75 percent sequential increase in VAM in Europe, despite having our Frankfurt VAM facility idled for most of the quarter due to weak demand in the fourth quarter. We delivered on similarly large opportunities in emulsions and redispersible powders in Europe where we moved 29 percent and 73 percent more volume, respectively.
A portion of the sequential demand recovery we secured came via unusually high spot demand for several products at the end of March, including several of our downstream products. We believe this was due to the combined effect of relatively lean inventory levels at our customers paired with a modest recovery in demand for their products. We are confident our team captured a disproportionate share of these opportunities as a result of our supply chain capabilities. These opportunistic actions and many others drove first quarter performance that exceeded our original expectations for AC.
Despite demand improvement over the fourth quarter, our first quarter volume sold was still the second weakest quarter since COVID in early 2020 and 9 percent weaker than the same quarter last year. First quarter volume in the Americas did not recover as typical off of a seasonally light fourth quarter and partially offset the demand recovery we saw in Europe and Asia.

The demand recovery we saw in Europe and Asia did not materialize substantially enough to support pricing improvement within the quarter. As a result, variable margin per unit declined sequentially across most AC products as pricing declines more than offset sequential cost savings from moderation in raw materials. Industry supply in China remained strong in March as a series of anticipated industry turnarounds late in the first quarter were pushed into the second quarter. Despite these challenges, I commend our team for leveraging our optionality and advantaged cost and technology positions to deliver first quarter earnings consistent with foundational earnings of $1.3 billion a year or better in this business.
We continue to take steps to enhance our competitive positions in a way that bolsters our foundational earnings and also gives us added optionality to deliver earnings windfalls when markets are tight. I am pleased to share that we successfully completed the mechanical construction of our new 1.3 million ton acetic acid unit at Clear Lake and have begun the commissioning and startup process. This new unit significantly enhances our ability to leverage advantaged U.S. natural gas to produce our integrated chain of products to serve the Americas and Europe. Having two separate acid units at Clear Lake allows us to maintain that advantage during scheduled and unscheduled outages at either unit. Additionally, it allows us to optimize our energy and catalyst usage, per ton of production, by running each of those units at optimal rates. Once we complete the commissioning and startup processes in the third quarter, we expect a contribution of approximately $25 million from that unit in the second half of 2023 and approximately $100 million in 2024.
Looking to the second quarter, we expect a modest sequential increase in volume driven by a stronger start than the prior quarter and partially offset by ongoing destocking in the U.S. and meaningful spot business in March, that we do not expect to repeat this quarter. We expect Europe will again support our volume recovery and are pleased to have our Frankfurt VAM unit operational again as the starting point for our production chain in the region. We expect continued modest demand improvement in China which, along with scheduled turnarounds in the second quarter, should support tightening industry utilization. While pricing remains at the cost curve in China, we do see an opportunity for some variable margin expansion later in the quarter if utilization tightens sufficiently. Inclusive of these dynamics as well as the impact of moderating raw material costs, we expect second quarter adjusted EBIT for AC of $330 to $360 million.
Engineered Materials delivered adjusted EBIT of $215 million and operating EBITDA of $327 million at margins of 13 percent and 20 percent, respectively. These results were inclusive of contributions from M&M of $51 million and $119 million, respectively. EM delivered quarterly net sales of $1.6 billion, a 32 percent sequential increase, inclusive of approximately $790 million in M&M net sales.

The sequential increase in net sales was driven by a 34 percent increase in volume, as a result of an additional month of M&M contributions as well as sequentially higher volumes in our legacy and acquired businesses. Underlying volume recovery across many sectors, led by auto, was partially offset by Asia seasonality, destocking in the Americas, and challenging competitive dynamics in Europe. Higher volumes were partially offset by a 4 percent sequential decrease in pricing, as a result of reductions in energy surcharges, price concessions in the current competitive environment in Europe, and changes in product mix. Exclusive of the contribution from M&M, legacy EM first quarter adjusted EBIT of $164 million increased by greater than 25 percent over the fourth quarter despite a sequential decrease in affiliate earnings.
Setting aside the M&M performance in the next few paragraphs, legacy EM saw a global sequential volume increase of 7 percent with all of EM's major business lines, excluding medical implants, delivering sequential growth. This growth was fueled by stronger volumes into auto and further supported by unanticipated commercial opportunities which EM captured late in the quarter. As an example, we successfully supplied accelerated order patterns in medical implants in March, which offset a majority of the $15 million headwind we had anticipated in this space at the time of the earnings call in the first quarter due to typical contract and order timing.
Turning to auto, while sequential builds varied dramatically by region, legacy EM delivered sequential volume performance that exceeded build rates in each region. In the Western Hemisphere, EM delivered double digit sequential volume growth, significantly outpacing an industry build growth rate of 7 percent. This out performance was driven by a continued consumer preference for luxury vehicles, trucks and SUVs where we have greater content, sequential recovery due to destocking in the fourth quarter, and some pre-buying in anticipation of second quarter builds. In Asia, EM's sequential decline in auto volume was less than the 11 percent sequential decline in industry auto builds, which was consistent with Chinese New Year seasonality in past years. Globally, EM delivered high single-digit volume growth against an industry build rate that declined by 4 percent. Excluding quarters when there is material destocking, EM continues to deliver volume growth that regularly outpaces auto builds as a result of its project pipeline model and growing content per vehicle.
The seasonal impact of Chinese New Year extended across end markets driving sequentially lower volumes in the region. However, even after the holiday concluded, underlying demand across March still lagged the first half of 2022. As previously discussed, weak Asia demand resulted in excess capacity in the region and translated to significant volumes of several polymers exported to Europe. Excess volume entering Europe challenged the competitive dynamics primarily for POM due to its exposure to elevated energy prices. As a result of these dynamics, legacy EM's pricing and variable margins were challenged sequentially in the region, despite moderating energy costs and improved regional demand. Even with a greater than 10 percent sequential increase, our European volume remained greater than 10 percent below the first quarter of 2022.
Looking forward, we anticipate higher second quarter EM adjusted EBIT with a significant portion of the growth delivered by M&M. Sequential growth in M&M will come from synergy capture, continued volume recovery, cross-selling, and variable margin expansion as we begin selling lower cost inventory. In legacy EM, we expect continued modest volume growth in Asia and Europe will be partially offset by softness and destocking, primarily in the Americas. As a result of muted demand recovery globally, declining raw material and energy costs, and challenging competitive dynamics in Europe, we anticipate that pricing will decline sequentially. Our teams are working to again capture demand recovery in the second quarter to offset the earnings impact of this variable margin pressure. Finally, in the second quarter we anticipate a significant headwind to our results as we meaningfully reduce inventory, largely in legacy EM, and drive free cash flow. Despite these headwinds, our teams are confident in their ability to lift M&M sequentially, leverage our position in a resilient auto sector, and capture volume recovery to deliver second quarter EM adjusted EBIT of $235 to $260 million.
To summarize our outlook, we expect another material lift in our sequential earnings in the second quarter, driven primarily by controllable actions including productivity, synergy capture, and base business improvement. In February, I discussed $50 to $100 million in targeted adjusted EBIT expansion in the second quarter for AC and EM above our first quarter outlook for each. Despite meaningful demand improvement in March over the prior quarter, the pace of demand recovery has flattened in April and May relative to expectations. This is impacting not only our volumes sold in the second quarter, but also our ability to lift pricing and fully leverage moderating raw material costs. Even so, we expect to deliver sequential adjusted EBIT lifts in each business within our previous ranges to generate second quarter adjusted earnings per share of approximately $2.50. This second quarter guidance is inclusive of anticipated second quarter net expenses of $100 to $105 million in Other Activities. In the event that demand recovers substantively enough to support material pricing recovery in May and June, particularly in AC, we see potential to deliver earnings beyond this guidance.
To transition to the M&M acquisition, let me start by thanking our teams for the early progress they have delivered in the ongoing transformation of that business. In the first quarter, the M&M acquisition contributed $96 million to Celanese operating EBITDA, which was reflected in our reporting segments as a $119 million contribution to EM operating EBITDA and an alignment of $23 million in costs to Other Activities. The M&M business contributed $51 million to EM adjusted EBIT in the first quarter, inclusive of depreciation and approximately $30 million in quarterly transaction amortization.
The sequential increase in the earnings contributions of M&M was the result of several positive dynamics.
•M&M volume growth had a positive sequential impact on its first quarter net sales contribution by 10 percent (inclusive of October volume) due to higher sales for several products led by nylon and Vamac®.
•Lower cost finished goods inventory began flowing through the income statement towards the end of the quarter.
•The integration team delivered approximately $10 million in cost savings from synergies in the first quarter including savings on air freight, overlapping or redundant subscriptions, in-sourcing of PA66, and optimization of certain raw material contracts.
While we only closed the M&M acquisition two months before entering the first quarter, we successfully lifted the quarterly contribution to operating EBITDA generated by the business by nearly 60 percent versus the fourth quarter, even when including the pre-close October performance. We anticipate, based on the success of our actions, the rapid pace of recovery to start 2023 will continue into the second quarter and is a testament to the work of many Celanese teams. Let me highlight a selection of the actions they have taken so far in 2023.
•In early April, we redesigned and restructured our global commercial and technical organizations for the combined EM and M&M business. The actions we took to right-size and reorganize resources will result in approximately $40 million of run-rate annual savings, roughly equally split between the U.S. and internationally. We expect approximately $20 million in savings within

2023, primarily from the actions we took in the U.S., with international savings to come largely in 2024 as a result of local regulations relating to employee termination benefits.
•Our shared culture and identity is quickly crystallizing under the OneCelanese philosophy which we have practiced for several years. We have completed cultural surveys, identified aspirational culture traits, and continue to develop action plans to foster that culture. We have aligned across the organization on how and where we work, including a framework on remote work flexibility.
•We have now completed 15 office consolidations across the globe and are scheduled to complete an additional 5 consolidations this year. Savings from the completed consolidations will start contributing to earnings as leases expire during the second half of the year and are expected to deliver 2023 savings of approximately $16 million.
•In March, we transitioned to a single Customer Relationship Management (CRM) system and transitioned the entire M&M organization onto our project pipeline model, enabling our combined commercial and product development teams to drive growth from our best-in-class model. We have also completed the integration of our pricing approval process within the same CRM system, which will enable our business leaders to optimize margins within each product line.
•Our commercial marketing integration is progressing, with a unified customer EM website launched in the first quarter along with full social media integration. We are in the process of identifying duplicative and underperforming marketing practices. As one example, we expect over $2 million in savings in 2023 on trade shows and conferences.
•We have created detailed "build, test, and cutover" plans for an IT integration effort that will span approximately 800 individual applications. On May 1 our teams successfully completed a transition of the legacy Celanese SAP ERP to the upgraded SAP S/4HANA. This lays the groundwork for the culmination of our IT integration in a cutover of M&M to this upgraded ERP system, expected in the first half of 2024, with a corresponding cutover of over 350 SAP-related applications. This will allow us to exit the IT transition service agreement with DuPont and begin to significantly optimize and drive synergies within our corporate and support functions.
•We have exited 15 individual transition service agreements with DuPont to date and expect to roughly double that number over the next quarter.
•While M&M historically bought a key raw material for PA66 polymerization from a single source, we are progressing in building flexibility and optionality in our sourcing. We are laying the groundwork right now for greater flexibility (source, region, volume, etc.) that will allow us the optionality to make or buy PA66 polymer at different points in time depending on market dynamics. We have already taken steps in this direction in the first quarter where we successfully worked with a key supplier to optimize costs by flexing the mix of our regional production and purchases.
•Our qualification of M&M PA66 polymers for use across the portfolio of legacy EM compounded PA66 is rapidly progressing. In the first quarter, approximately half of our PA66 polymer needs for legacy EM compounds were sourced internally from M&M. We will continue to expand in-sourcing quantities across the year which will allow us, when paired with our external sourcing efforts, the flexibility to be a buyer or seller in the PA66 polymer market at our discretion.
•We have fully transitioned M&M to Celanese's capital project review and approval process. We have discontinued the practice of allocated capital budgets given to individual sites and are managing all capital requests as part of the Celanese process, with any project over $1 million in capital requiring my approval. This will result in a higher overall return on capital in the M&M assets and support a reduction in expected 2023 capex.
•We have completed a detailed review of insurance coverage across the acquired assets and identified and secured approximately $2 million in 2023 savings from duplicative coverage.
•We continue to identify spend on external services for which we have internal capability at Celanese. As two examples, we have taken action to bring certain marketing content creation and technology and analytical services (e.g. computer aided engineering) in-house which will deliver approximately $2 million in 2023 savings.
As a result of these actions and many others, we anticipate a second quarter M&M contribution to Celanese operating EBITDA of $130 to $140 million.
The midpoint of our targeted second quarter M&M contribution to operating EBITDA would represent another greater than 40 percent lift in sequential earnings on top of the nearly 60 percent lift we delivered in the first quarter. To put that in context, that would be an approximately $300 million improvement in the annualized run-rate of M&M quarterly earnings in less than two full quarters of Celanese ownership. The magnitude and pace of the earnings deterioration last year was unpredictable and unprecedented in M&M's history and our teams are working to relift the business earnings at a similarly unprecedented pace.

The value creation opportunity that is achievable with the M&M business as part of EM is real and meaningful. The quicker we can make M&M accretive to Celanese cash and earnings generation, the quicker we will see recognition of the long-term value of this acquisition for Celanese shareholders.
We are confident that M&M will deliver its first accretive quarter within the second half of 2023, which would put us well on the path of realizing the full value potential of the transaction. We are working with great urgency and boldness to this end.
Turning to our third objective, our teams are working to bolster our 2023 free cash flow generation and net debt reduction across the year. Scott will provide more detail, but let me share the highlights.
•We are on track to close the Food Ingredients JV during the second half with after-tax cash proceeds in line with our prior comments.
•We have reduced our anticipated 2023 capex from approximately $600 million to closer to $500 million.
•We have initiated actions to reduce inventory by $300 million or more across 2023.
As a result, we expect 2023 free cash flow of approximately $1.4 billion, which excludes cash proceeds from the Food Ingredients JV.
Despite a global demand recovery across the second quarter that is not as robust as we had anticipated in February, we are confident in the controllable action plans we have across 2023 to drive productivity in legacy Celanese businesses, capture synergies, improve base M&M performance, and reduce our interest expense. With these actions we remain confident in the resilience of our cash generation and in an upward trajectory in our quarterly earnings as we progress through the year that support 2023 adjusted earnings of $11 to $12 per share (inclusive of approximately $1.20 per share of transaction amortization). Our updated full year 2023 outlook reflects our expectations regarding the earnings impact of accelerated inventory initiatives underway and a modest pace of demand recovery apparent so far in the second quarter. In the event of an acceleration in demand recovery within the next few months, we would anticipate earnings at the upper end or beyond this guidance range.
We remain committed to taking actions that will maximize shareholder value by delivering on the long-term M&M value creation opportunity and executing on the deleveraging plan we outlined.

Scott Richardson, Celanese Corporation, Chief Financial Officer
As Lori described, we are prioritizing the strength and resilience of our cash generation. Let me provide detail on some of the updates she gave that support an increase in our 2023 free cash flow outlook.
We are reducing our 2023 anticipated capex to closer to $500 million as we reassessed the timing of certain growth projects and integrated the M&M capital project approval process into Celanese's process. To be clear, we have not canceled any material projects. There are a few products where additional capacity is not needed as urgently, due to our increased global production capabilities following the M&M acquisition and current demand levels.
We are also reducing our 2023 anticipated cost to achieve synergies for the M&M acquisition to below $75 million. As we right-size and reorganize our resources, the team has worked to utilize our talent management frameworks and normal employee attrition to minimize necessary headcount actions and associated costs.
We have also initiated actions to reduce our inventory by $300 million or more across 2023. Over the last two years, our total working capital balances have increased by over $1.8 billion, primarily due to increases in inventory. Our acquisitions of Santoprene and M&M added approximately $200 million and $1.0 billion to our inventory balances, respectively, in the fourth quarters of 2021 and 2022. Whether legacy Celanese or our acquisitions, inventory balances have grown as a result of rising cost per unit from raw material and energy cost inflation as well as higher inventory volumes due to unprecedented volatility in regional demand patterns and global logistics over the last two years.

Across the first quarter, we were able to achieve an approximately $60 million reduction in our inventory balances across Celanese, despite a semi-annual production campaign for Vamac® in the quarter in EM that added approximately $50 million to inventory.
We have executed action plans, led by Tom Kelly, for our commercial, procurement, and manufacturing teams to draw down inventory in a coordinated manner across the remainder of 2023. Our core action team is meeting weekly to track our progress by region, business, and product (raw materials and finished goods). In the second quarter, we are targeting a $100 million reduction in inventory, largely in legacy EM. This inventory reduction is expected to have a negative sequential impact to EM adjusted EBIT of $30 to $35 million versus the first quarter. While the acceleration of these working capital initiatives will be an incremental headwind to near-term earnings, our prioritization of cash generation is the correct decision and will bolster our deleveraging across a variety of 2023 macro scenarios.
You will see more variability in our quarterly free cash flow generation across 2023 against a consistent upward trajectory in our earnings per share performance. This variability was anticipated and is due to several factors.
•While interest expense is accrued each quarter, cash interest on our outstanding notes are paid semiannually or annually, for U.S. notes and Euro notes, respectively. For this reason, first and third quarter cash interest will be significantly higher due to the timing of notes issued to fund the M&M acquisition.
•Cash outlays for capex will vary from quarter to quarter as we finalize larger projects including Clear Lake acetic acid and the migration to an upgraded SAP ERP.
•Depending on the magnitude and timing of certain factors impacting working capital, including improved sales as the year progresses, shifts in raw material and energy costs, and our own inventory initiatives, we expect variability in the impact of working capital on free cash flow.
•Cash outlays associated with restructuring and synergy capture will vary from quarter to quarter.
•Cash taxes, including payments and refunds, will vary from quarter to quarter across 2023 due, in part, to activity related to prior tax years.
In the first quarter, we reported free cash flow of $(261) million, reflective of what is historically a light cash flow quarter combined with the impact of an increase in working capital driven by higher receivables in March, concentrated cash interest expense of $281 million, and elevated cash capex of $164 million.

Over the last five years we have seen an average lift in our first quarter to second quarter free cash flow of approximately $250 million, due primarily to seasonality and normal working capital trends. We expect the lift we will see in second quarter free cash flow this year to be far more significant due to:
•The targeted $100 million reduction in inventory;
•Cash interest that will be approximately $240 million lower sequentially; and
•Another approximately $100 million tailwind from lower cash capex and cash taxes in the second quarter due to the variability I described.
To transition, let me provide an update on the effective redomiciling of a portion of our U.S. terms loans by obtaining up to $700 million in new debt in China. In the first quarter, we borrowed $335 million in Chinese loans and repatriated a similar amount of cash to the U.S. By the end of the third quarter, we expect to have obtained the remaining targeted Chinese debt, repatriated an equivalent amount of cash to the U.S., and paid down an equivalent amount of U.S. debt. At that point we will have successfully captured the interest rate savings due to the difference in U.S. and China benchmark rates, which is currently around 3 percent, and will drive an approximately $20 million reduction in interest expense on a full year basis.
Finally, as a result of the sequential changes in regional demand and the anticipated trajectory of demand recovery in each region, we have set our full year 2023 adjusted tax rate at 12 percent based on the expected jurisdictional mix of earnings.
We remain committed to executing against our earnings, cash generation, and deleveraging objectives and are eager to share our progress over the coming quarters. This concludes our prepared remarks. We look forward to discussing our first quarter results and addressing your questions.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the accuracy or inaccuracy of our beliefs or assumptions regarding anticipated benefits of the acquisition (the "M&M Acquisition") by us of the majority of the Mobility & Materials business (the "M&M Business") of DuPont de Nemours, Inc.; the possibility that we will not be able to realize all of the anticipated improvements in the M&M Business's financial performance — including optimizing pricing, currency mix and inventory — or realize all of the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, within the anticipated timeframe, or at all, whether as a result of difficulties arising from the operation or integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein that have not closed; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.